NEWS RELEASE






                            SOVEREIGN BANCORP, INC.:
                                Karl D. Gerhart               (610) 320-8437
February 6, 1997                INTERNET:                 KARL@Sovereignbank.com
                                Mark McCollom                 (610) 208-6426
                                Linda Hagginbothom            (610) 320-8498


FOR IMMEDIATE RELEASE       BANKERS CORP.
                                Howard S. Garfield            (908) 442-7060



                       SOVEREIGN TO ACQUIRE BANKERS CORP.
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WYOMISSING, PA....Sovereign Bancorp. Inc. ("Sovereign") (NASDAQ/NMS:SVRN),
parent company of Sovereign Bank and Bankers Corp. ("Bankers") (NASDAQ/NMS:BKCO), Perth Amboy, New Jersey, parent company of Bankers Savings, announced today the execution of a Definitive Agreement ("Agreement") for Sovereign to acquire Bankers. Bankers is a $2.5 billion bank holding company whose principal operating subsidiary operates 15 branches located in Middlesex, Monmouth and Ocean Counties, New Jersey.

         The terms of the Agreement call for Sovereign to exchange $25.50 in Sovereign common stock for each outstanding share of Bankers common stock or a total consideration of approximately $325 million in Sovereign common stock. The price will stay fixed at $25.50 per Bankers share if Sovereign's average stock price remains between $11.00 and $16.50 per share (collectively, the "Collars") during a 15-day pricing period prior to the closing of the transaction. The pricing reflects 164% of Bankers stated book value, 167% of Bankers tangible book value and 12.5 times Bankers last twelve month's earnings.


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         Bankers is a well-capitalized company with a total equity to total assets ratio of 7.84% at December 31, 1996. Bankers is also highly profitable, reflected by 1996 year-end net operating income of $26.1 million or $2.04 per share. The strong 1996 earnings produced a return on assets of 1.11% and a return on equity of 15.5%. Non-performing assets were 1.19% of assets at December 31, 1996.

         "The combination of these two institutions significantly enhances Sovereign's franchise in New Jersey and will be accretive to Sovereign's tangible book value AND is expected to be accretive to earnings in 1997 and 1998, " stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. This transaction will also enhance Sovereign's capital ratios and provide an additional $1.6 billion of deposits as a funding source. "Bankers' strong financial position may also be used to reduce outstanding borrowings, which will help to expand Sovereign's net interest margin over time," Sidhu added.

         "With the addition of the highly efficient and large deposit branches, Bankers is a perfect fit to Sovereign's New Jersey branch network where Sovereign will then have about a $5.6 billion deposit franchise," Sidhu continued. The acquisition of Bankers will make Sovereign the 6th largest depository institution in New Jersey with a deposit share of 4.5% and increases Sovereign's market share ranking to #1 in Monmouth County, #2 in Ocean County and #3 in Middlesex County. "These three counties rank among the fastest growing counties in New Jersey and we are excited about our dominant market share," Sidhu remarked.

         "We are very pleased that we have achieved this level of value for our shareholders. Since our conversion in 1990, Bankers stock price has increased almost 7.5 times, which is reflected in the proposed acquisition price," stated Joseph P. Gemmell, Bankers Chairman, President and Chief Executive Officer. "Our new partner, Sovereign has provided long-term value to its shareholders and we look forward to having our shareholders share in this success.

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Sovereign has built an attractive franchise and in a highly desirable market area. Additionally, we believe the acquisition creates significant opportunities for Bankers customers through the offering of Sovereign's broader product base," Gemmell continued.

         Upon completion of the Bankers acquisition and other pending transactions, Sovereign will have assets totaling $12.3 billion, deposits totaling $7.2 billion and operate over 145 Community Banking Offices throughout a tri-state network. With a pro forma market capitalization in excess of $1.2 billion, Sovereign will become one of the 10 largest thrift holding companies in the country.

         "Based on Bankers outstanding history, we are delighted to welcome them to Sovereign," commented Sovereign's Chairman, Richard E. Mohn. "Bankers is a highly efficient company with a good earnings track record and is a natural fill-in to Sovereign's existing franchise," Mohn continued.

         In connection with the execution of the Agreement, Bankers granted a stock option to Sovereign to purchase under certain conditions, up to 19.9% of Bankers' outstanding shares.

         The details relating to the Collars are that if the price of Sovereign's average stock drops below $11.00 per share during the pricing period prior to closing, Bankers shareholders would receive a fixed rate of 2.318 shares (the "Maximum Exchange Ratio") of Sovereign common stock for each share of Bankers common stock. Conversely, if Sovereign's average stock price is higher than $16.50, Bankers shareholders would receive a fixed rate of 1.545 shares (the "Minimum Exchange Ratio") of Sovereign common stock for each share of Bankers common stock.

         The values shown above for the Collars, the Maximum Exchange Ratio and the Minimum Exchange Ratio do not reflect the impact of the 6-for-5 stock split declared January 16, 1997. The Agreement contains customary anti-dilutive provisions.

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         Bankers has the right to terminate the Agreement if the average stock price of Sovereign (as defined in the Agreement) falls below $10.31 AND Sovereign's decline in value is 15% greater than the percentage decline of a group of similar financial institutions, unless Sovereign delivers to Bankers shareholders Sovereign shares having a minimum value of $23.90 per share.

         Sovereign currently has pending the acquisition of First State Financial Services, Inc., a $600 million financial institution in New Jersey. This acquisition is expected to close in February 1997 and will add 14 Community Banking Offices to Sovereign Bank's New Jersey divisions. Sovereign will be supplying First State shareholders with the information relating to its transaction with Bankers in advance of their February 18, 1997 shareholders meeting and expects to close the First State acquisition as previously disclosed.

         As of December 31, 1996, Sovereign was a $9.4 billion financial institution with 122 Community Banking Offices serving New Jersey, eastern Pennsylvania and northern Delaware. On Wednesday, February 5, 1997, Sovereign's common stock closed at $13.50 per share with its preferred stock closing at $71.50 per share and Bankers common stock closed at $23.75 per share.

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